Exhibit 99

NEWS RELEASE

TRUSTCASH FILES COMPLAINT AGAINST FORMER CHIEF EXECUTIVE OFFICER ALLEGING THE IMPROPER DISTRIBUTION OF RESTRICTED SECURITIES INTO THE MARKET PLACE

Atlanta, GA – Tuesday October 28, 2008 – Trustcash Holdings, Inc. (“Trustcash”) (OTCBB: TCHH) announced today that it has filed a complaint against former officer and director Gregory Moss and Ayuda Funding, Corp., for the improper distribution of restricted shares into the market.

Trustcash’s complaint, filed on October 27, 2008 in the United States District Court for the District of New Jersey, alleges that Mr. Moss and Ayuda Funding knowingly engaged in the illegal and fraudulent distribution of restricted shares of Trustcash’s common stock into the over-the-counter public market. Trustcash claims the market impact of this distribution severely depressed the market value for Trustcash stock, thereby depriving shareholders of the value of their holdings. The defendants’ actions also operated as a major obstruction to the fund raising operations that Trustcash was undertaking.

Trustcash claims that Mr. Moss’ former positions with the company and his beneficial ownership of more than 10% of the outstanding shares of the common stock at the time of the distribution made him an “affiliate” of the company. Therefore, his consecutive transfers to Ayuda on February 19th, 2008, and March 18th 2008 of 1,750,000 and 7,000,000 shares were contrary to the restraints imposed by current securities regulations Mr. Moss resigned as CEO, CFO, principal accounting officer and director of Trustcash on March 27, 2008.

About Trustcash

Through its Trustcash brand and website www.trustcash.com , Trustcash is a pioneer of anonymous payment systems for the internet. Trustcash developed a business based on the sale of a virtual stored value card that can be used by consumers to make secure and anonymous purchases on the internet. The company markets its TrustcashTM payment card, which is sold in denominations ranging from $10 to $200 online. The Trustcash TM card is the only "stored value card" produced where no personal data is stored by or available to a vendor or merchant, providing a unique level of both security and privacy to the purchaser.

Cautionary Statement Regarding Forward-Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the sufficiency of existing capital resources, technological changes and uncertainties related to the development of Trustcash's business model. The actual results Trustcash may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Trustcash encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Trustcash's public filings may be viewed at www.sec.gov .

Contact

Trustcash Holdings, Inc.
Shareholder Communications

info@TrustCash.com
1-800-975-5196

1